Exhibit 10.18

December 13, 2019

Mr. David Novack

Re: Promotion to President and Chief Operating Officer

Dear David:

On behalf of the Board of Directors (the “Board”) of Dynavax Technologies Corporation (the “Company”), I am pleased to confirm the terms of your appointment to the position of President and Chief Operating Officer (COO), effective December 16, 2019, on the terms set forth in this letter agreement (the “Agreement”).

In your position as President & COO of the Company, you will report to Ryan Spencer, Chief Executive Officer. You will have those duties and responsibilities as customary for a President & COO and as may be directed by your direct Manager. You will be based in the Company’s corporate headquarters in Emeryville, California, and your position will entail business travel. During your employment with the Company, you will devote your full-time best efforts to the business of the Company.

Effective December 16, 2019, your annual base salary will be $495,000, less standard payroll deductions and tax withholdings. You will be paid your base salary on a semi-monthly basis, on the Company’s normal payroll schedule. You will continue your eligibility to participate in the Company’s standard employee benefits (pursuant to the terms and conditions of the benefit plans and applicable policies).

The Board will review your base salary for potential modification on an annual basis, starting in 2021, provided that, the Board may not decrease your base salary except proportionately in connection with an across-the-board decrease of base salaries applicable to all senior executives of the Company.

Your annual incentive bonus target for the 2020 plan year will be 55 percent of your base salary, as determined within the discretion of the Board. The incentive bonus will be based upon performance of the Company within the discretion of the Board. Following the close of each calendar year, the Board will determine whether you have earned an incentive bonus, and the amount of any incentive bonus. Generally, incentive bonuses are paid in the first quarter of the following year. You must be an employee in good standing on the bonus payment date to be eligible to receive a bonus. Your annual incentive bonus is not guaranteed.

The Company will grant you a stock option under the Company’s 2018 Equity Incentive Plan (the “Equity Plan”) to purchase 200,000 shares of the Common Stock of the Company, with an exercise price equal to the fair market value of the Common Stock on the date of grant. This stock option is subject to all the terms and conditions set forth in the applicable award agreement and the Equity Plan. Your stock option grant of 200,000 shares of the Common Stock of the Company will vest as follows: one-third (1/3) % of the Shares subject to the Option shall vest twelve months after the Vesting Commencement Date, and 1/36 of the Shares subject to the Option shall vest on the last day of each month, provided that vesting shall cease upon termination of your continuous service to the Company. In addition to the vesting schedules discussed above, the Options will be subject to accelerated vesting under certain circumstances as will be

2100 Powell Street, Suite 900, Emeryville, California 94608

Phone: 510-848-5100Toll-Free: 877-848-5100Fax: 510-848-1327www.dynavax.com provided in the Amended Management Continuity and Severance Agreement (“MCSA”), further referenced below,

between you and the Company.

You will be expected to continue to abide by Company rules and regulations, as well as the Dynavax Code of Business Conduct and Ethics, and the Company’s standard Proprietary Information and Inventions Agreement, which prohibits unauthorized use or disclosure of the Company's proprietary information.

Your employment relationship with the Company is at-will. Accordingly, you may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company; and the Company may terminate your employment at any time with or without cause or prior notice.

By signing this letter, you represent that you are able to perform your job duties within these guidelines.

You will be eligible for certain severance benefits in connection with the termination of your employment under certain circumstances, as will be set forth in the MCSA.

This Agreement may be executed in counterparts which shall be deemed to be part of one original, and signatures transmitted by PDF file shall be equivalent to original signatures.

We are delighted to appoint you to this position. The Board looks forward to a productive and enjoyable work relationship.

Sincerely,

/s/ Peggy Phillips

Peggy Phillips

Director and Chair of the Compensation Committee

Reviewed, Understood, and Accepted:

/s/ David Novack

David NovackDate: December 13, 2019